SUPPLY AND DISTRUBUTION AGREEMENT

BETWEEN

NATURAL GLACIAL WATERS INC.

AND

AQUABLUE SPRING WATER INTERNATIONAL INC.
LES EAUX DE SOURCE AQUABLUE INTERNATIONAL INC.

SUPPLY AND DISTRIBUTION AGREEMENT

THIS AGREEMENT IS DATED THE 22 DAY OF AUGUST, 2008 FOR REFERENCE BETWEEN:
NATURAL GLACIAL WATERS INC.

8430 Berray Road, Fanny Bay, BC V0R 1W0
(the “Manufacturer”)

AND:
AQUABLUE SPRING WATER INTERNATIONAL, INCL./LES EAUX DE SOURCE
AQUABLUE INTERNATIONAL INC.

507, Places d’Armes, Bureau 1529, Montreal, Quebec, H2Y 2W8
(the “Distributor”)
(The manufacturer and the Distributor shall collectively be referred to as the Parties in this Agreement.)

RECITALS:

WHEREAS:

A.
The Manufacturer is a corporation duly incorporated pursuant to the British Columbia Business Corporations Act, and is represented by Alan Lai, its Chief Executive Officer, who is duly authorized for the purposes of this Agreement.

B.
The Distributor is a corporation duly incorporated pursuant to the Canada Business Corporations Act, and is represented by Anna Szostak, its President, who is duly authorized for the purposes of this Agreement.

Page - 1

C.	The Manufacturer is in the business of bottling, selling and supplying premium natural glacial spring water to third party distributors of natural spring water.

D.
The Manufacturer is also in the business of selling, and distributing premium natural glacial spring water in Asia (including and not limited to Taiwan, the People’s Republic of China, Korea, and Japan), Canada (including and not limited to Vancouver Island, British Columbia, the City of Vancouver, British Columbia, the Lower Mainland of British Columbia, and Edmonton, Alberta), and the United States (including and not limited to State of California) under its own brand of NÉVÉ and CANADA ICEFIELD.

E.	The Distributor is an independent intermediary specializing in the distribution of premium natural spring water.

F.	The Distributor wishes to exclusively distribute and market bottled natural glacial spring water under the Distributors brand name of “AQUABLUE” (the “Brand”).

G.
The Manufacturer wishes to supply the Distributor with bottled natural glacial spring water (the “Product”) under the Distributor’s brand name of “AQUABLUE” and to grant the Distributor the exclusive right to distribute the Brand in any territory the Distributor may develop.

H.
The Parties agree that this Agreement shall in no way whatsoever restrict of limit the Manufacturer’s business of bottling, selling, and distributing natural glacial spring water under its own brand of NÉVÉ and CANADA ICEFIELD in any current or future territory developed by the Manufacturer, shall in no way whatsoever restrict or limit the Manufacturer from developing and marketing future brands, and shall in no way whatsoever restrict or limit the Manufacturer’s business of bottling, selling and supplying natural spring water to other third party distributor(s), other than distributor’s current, in any current or future territory developed by the Manufacturer.

I.
It is the intention of the Parties to establish a complimentary commercial relationship between them and they wish, to that effect, to establish between them an atmosphere of cooperation and constant consultation so as to enable the development of policies for the production, the marketing and the distribution in order to ensure maximum penetration of the “AQUABLUE” Products.

J.
The Manufacturer agrees no to directly contact distributor’s customer. A written consent from the distributor is needed prior the manufacturer enter into a formal business relationship with the distributors customer’s. A customer list, however needs to be supplied to the manufacturer on monthly basis. Manufacturer’s current customer is exempt from this restriction.

NOW THEREFORE the Manufacturer and the Distributor agree that:

SUPPLY OF WATER

1.
The Manufacturer shall supply the Distributor with natural glacial spring water from its sources (the “natural spring water”). All natural spring  water supplied by the Manufacturer shall at all times meet or exceed the standards and regulations established by NSF International (the “NSF”) and the International Bottled Water Association.

Page - 2

SUPPLY AND DISTRIBUTION

2.
The manufacturer hereby agrees to grant the distributor the right to purchase from the Manufacturer natural spring water for the purpose of distributing and marketing the Product under that distributor’s Brand for the term of this Agreement.

3.	The Distributor shall have the exclusive right to distribute and to sell the Products under the brand AQUABLUE on the Territory for the term of this Agreement, or any renewal thereof.

PRODUCT PACKING SPECIFICATIONS

4.	The Parties agree that all raw material specifications, packing specifications, prices and volume discounts agreed upon by the Parties are detailed in Schedule B to this Agreement.

5.
in the event that the Distributor wishes the Manufacturer to supply Product to the Distributor in bottle and formats other than those agreed upon and detailed in Schedule B to this Agreement, the Manufacturer and Distributor will provide the Distributor with new raw material specifications, packing specifications and prices, and the raw material specifications, packaging specifications, prices and volume discounts stated in Schedule to this Agreement shall not be applicable.

LABEL AND COSTS FOR LABELS

6.	The Distributor shall supply the artwork to be printed on the labels applied to the Product.

7.	The Distributor shall supply the artwork to be printed on the cardboard cases that will be used to package the Product.

8.
There will be a one time set-up cost for creating a printing plate and cutting die for the labels to be applied to the Product. The cost for creating a printing plate and cutting die for the labels shall be paid by the Distributor. Payment for the printing plate and cutting die shall be paid by the Distributor to the Manufacturer at the time of the Distributor’s first order.

9.
There will be a one time set-up cost for creating a printing plate and cutting die for the artwork to be printed on the cardboard cases. The cost for creating a printing plate and cutting die for the cardboard cases shall be paid by the Distributor. Payment for the printing plate and cutting die shall be paid by the Distributor to the Manufacturer at the time of the Distributor’s first order.

RAW MATERIAL AND MATERIAL SPECIFICATIONS

10.	The Manufacturer shall purchase all the raw material(s) required to bottle and package the Product.

11.	The Manufacturer shall supply the raw materials for each plastic bottle as described in Schedule B to this Agreement.

12.
The Manufacturer shall give the Distributor 45 days written notice prior to implementing any change in the raw material(s) supplied under this Agreement. In the event that the Manufacturer makes a change to the raw material(s) supplied under this Agreement, the raw material(s) that is substituted in place of the original shall meet or exceed the quality of the original raw material(s) supplied.

Page - 3

BOTTLE DESIGN

13.	The Parties agree that the Manufacturer’s “Traditional” bottle design as shown on Schedule “A” to this Agreement shall be used to bottle the Product.

CHANGE IN BOTTLE DESIGN

14.
In the event that the Distributor wishes the Manufacturer to utilize a bottle of a design other than the manufacturer’s “Traditional” bottle design, the Distributor shall pay for all cost and expense necessarily required to retool the production line (the “retooling cost”). Payment for retooling the production line shall be delivered by the Distributor to the Manufacturer prior to the commencement of any work required for the retooling.

15.	The Manufacturer agrees to reimburse the retooling cost to the Distributor if and when the Distributor’s purchase of Product in the new bottle design exceeds 1,000,000 cases.

Packaging and Shipping Specifications

16.	The Manufacturer shall package the Product in cardboard cases, the whole as described in Schedule B to this Agreement.

17.	The Manufacturer shall ship Product to the Distributor only when there is sufficient quantity of Product to completely fill a 40 foot shipping container.

Price and Volume Discounts

18.	The unit price and volume discounts for each format of the Product are described in Schedule B to this Agreement.

19.                 All monetary amounts in this Agreement are stated in and shall be paid in Canadian currency. In addition, unless otherwise indicated, the amounts of money stated in this Agreement shall not be interpreted to include the amounts stipulated in the Goods and Services Tax, the Quebec Sales Tax, and any other tax on such payment during the term hereof.

Price Change by the Manufacturer

20.	The Manufacturer shall be permitted to change the price stated in Schedule B of this Agreement upon giving the Distributor 60 days written notice of any change to the price. (the “price change”).

21.
In the event of a price change, the Manufacturer shall apply the price in effect prior to the price change to any order placed by the Distributor before the price change takes effect. The Manufacturer shall not withhold any order placed by the Distributor before the price change, and the Manufacturer shall supply the Distributor with all orders placed prior to the coming into force of the price change.

22.	The Parties agree that the price and the volume discounts stated in Schedule B of this Agreement shall be reviewed on each anniversary date of the signing of this Agreement.

Page - 4

23.	The Parties agree that a price change made on the anniversary review of this Agreement, if any, shall come into effect sixty (60) days following the anniversary date.

PRODUCTION SCHEDULE

24.
For the first six months, the distributor should provide a monthly sale forecast to the manufacturer. After this time period, the Distributor shall provide the Manufacturer with its sales forecast 120 days before the date the Distributor intends to place an order (the “preset sales forecast”).

25.	The Parties shall each use its best efforts to cooperate to establish a production schedule for each quarter of the year based upon the Distributor’s present sales forecast.

26.
The Manufacturer will try its best to work with Distributor’s present sales forecast. The Manufacturer will inform the Distributor if preset sale forecast is over its current production capacity and will not be liable for any order amount that exceeds manufacturer’ capacity.

TERMS OF PAYMENT

27.
Payment terms for all Product purchased by the Distributor from the Manufacturer shall consist of a 30% down payment paid at the time of order, and with the remainder 70% of the purchase price to be paid by an irrevocable letter of credit opened by the Distributor in favour of the Manufacturer at the time of the order. The irrevocable letter of credit shall be in a format specified by the Manufacturer, and the same format shall be used for each order.

SHIPMENT

28.	Unless otherwise agreed in writing, the Manufacturer shall ship all Product FOB Vancouver Port.

29.
The Manufacturer shall not be subject to penalties of any kind whatsoever for any delay in the shipment date beyond the ship date formally acknowledged  by the Manufacturer unless otherwise agreed to in writing by the Manufacturer.

MANUFACTURER REPRESENTATIONS AND WARRANTIES

The Manufacturer represents and warrants to the Distributor as follows:

Status and Capacity to contract

30.
The Manufacturer is a corporation duly incorporated, validly existing and in good standing under the British Columbia Business Corporations Act with respect to the filing of annual reports, and has the power and capacity to enter into this Agreement and carry out its terms to the full extent.

Page - 5

Authority to contract

31.
The execution and delivery of this Agreement and the completion of the transaction contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Manufacturer, and this Agreement constitutes a legal, valid and binding obligation.

Water Quality

32.
The natural spring water supplied by the Manufacturer is tested, and the quality of the natural spring  water supplied by the Manufacturer meets or exceeds the standards and regulations established by the NSF and the IBWA.

Ability to Supply Product

33.
The Manufacturer has the necessary resources and production capacity to ensure the production and supply of no less than 200,000 cases of Product per month for the Year 2008 so as to meet the Distributor’s requirements.

DISTRIBUTOR REPRESENTATION AND WARRANTIES

The Distributor represents and warrants to the Manufacturer as follows:

Capacity to contract

34.
The Distributor is a corporation duly incorporated, validly  existing and in good standing under the Canada Business Corporations Act with respect to the filing of annual reports, and have the power and capacity to enter into this Agreement and carry out its terms to the full extent.

Authority to contract

35.
The execution and delivery of this Agreement and the completion of the transaction contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Distributor, and this Agreement constitutes a legal, valid and binding obligation.

Resources

36.	The Distributor represents to the Manufacturer that it has a distribution network of a size that is adequate to ensure the complete distribution of the Product marketed under the Distributor’s Brand.

Contacts

37.
The Distributor represents to the Manufacturer that it has the necessary business contacts to enable it to have easy access to the markets targeted for the sale and distribution of the Product marketed under the Distributor’s Brand.

Page - 6

Disclosure

38.	The Distributor does not have to disclose information on its distribution operations to the Manufacturer.

OBLIGATIONS OF THE MANUFACTURER

Production Quantity

39.
The Manufacturer shall ensure that it has the resources and the capacity to produce an supply the Product in sufficient quantity in order to maintain an inventory capable of meeting the volume of orders from the Distributor.

Production Quality

40.	The Manufacturer shall ensure that the quality of the Product shall at all times meet or exceed the standards and regulations established by the NSF and the IBWA.

Production and Quality Assurance Procedures

41.
The Manufacturer shall disclose its production and quality assurance procedures to the Distributor, and shall inform the Distributor of any changes the Manufacturer may implement to its production and quality assurance procedures.

42.	The Manufacturer’s production and quality assurance procedures shall at all time meet or exceed the standards and regulations established by the NSF and IBWA.

43.	The manufacturer shall notify the Distributor of any governmental announcements, investigations or actions affecting Product quality.

44.	The Manufacturer shall maintain all production records and logs.

45.	At the written request of the Distributor, the Manufacturer shall make available, and produce the production records and logs for inspection by the Distributor.

Transportation and Delivery Costs

46.
The Manufacturer shall be responsible for any and all transportation cost for the delivery of the Product from its factory in Fanny Bay, British Columbia to the Vancouver port of departure in the Province of British Columbia designated by the Distributor.

Risk of Loss – Transportation

47.	All risk of loss during transportation of the Product from the Manufacturer’s factory to the Distributor’s port of departure shall be borne solely by the Manufacturer.

Page - 7

Indemnification

48.
The Manufacturer shall indemnify and hold harmless the Distributor from any claim, demand, suits, actions, including fees of whatever kind, disbursements, both legitimate and reasonable, judicial and extrajudicial, whether a case is founded or not, any judgment and any award because of an act or omission on its part of any default in the execution of its obligations under this Agreement.

Best Efforts

49.	The Distributor shall use its best efforts to develop and maintain a progressive level of purchase of the Product.

Transportation and Delivery Costs

50.
The Distributor shall be solely responsible for any and all transportation costs for the delivery of Product from the Distributor’s designated port of departure in the Province of British Columbia to the Distributor’s port of arrival.

Risk of Loss – Transportation

51.	All risk of loss during transportation of the Product from the Distributor’s designated port of departure to the Distributor’s port of arrival shall be borne solely by the Distributor.

Indemnification

52.
The Distributor shall indemnify and hold harmless the Manufacturer of any claim, demand, suits, actions, including fees of whatever kind, disbursements, both legitimate and reasonable, judicial an extrajudicial, whether a case is founded or not, any judgment and any award because of an act or omission on its part or any default in the execution of its obligations under this Agreement.

DEFECTIVE PRODUCTS

53.
In the event of a defective product claim by the Distributor, the Parties agree that an independent government certified laboratory, as a greed to between the parties, shall be hired to test and evaluate the Product alleged to be defective for the purpose of determining the source and cause of the defect, if any.

54.
The total cost of the laboratory testing shall be borne by and the sole responsibility of the Manufacturer if the laboratory results conclude that the fault for the defect lies the Manufacturer, and its production procedures.

55.
The total cost of the laboratory testing shall be borne by, and the sole responsibility of the Distributor if the laboratory results conclude that the fault for the defect is a result in the Distributor’s storage and distribution process.

56.
In the event that the laboratory result is inconclusive in anyway whatsoever as to where the fault for the alleged defect lies, or if the laboratory result is inconclusive in anyway whatsoever as to the existence of a defect, the total cost of the laboratory testing shall be shared equally between the Manufacturer and the Distributor.

Page - 8

57.
If any Product supplied by the Manufacturer to the Distributor is determined to be defective, and if the fault for the defect lies with the Manufacturer, the Manufacturer shall be liable to the Distributor only for the replacement of Product, FOB point of Distributor’s customer, and then only if the Manufacturer is notified in writing of such alleged defect within 90 days from the date of delivery to the Distributor’s customer.

DEFAULT AND TERMINATION

Termination without notice

58.	This Agreement shall terminate automatically and without notice, whether formal or informal, if either one of the following events occur:

a.	If either the Distributor or the Manufacturer becomes insolvent or makes an assignment or its assets in favor of its creditors or liquidates its assets;
b.
If either the Distributor or Manufacturer produces a motion for voluntary bankruptcy or if a petition for bankruptcy is initiated against it, or that a final judgment is rendered declaring its bankruptcy; or

c.	If either the Distributor or Manufacturer sells, assigns transfers its rights or any portion of its rights under this Agreement without the prior written consent of the other party;

Termination with Notice

59.
The Parties may at any time terminate this Agreement through written notice only to the other party, without prejudice to any of their rights and remedies, if any of the Parties fails to comply with any term of this Agreement, and then only if such default is not corrected within 90 days following the delivery of the written notice describing the default.

60.	If the default is not remediable, then the non-defaulting party may terminate this Agreement by written notice to the other party.

TERM OF AGREEMENT

5 Year Term and Renewal

61.
This Agreement is for a term of 5 years, and shall be automatically renewed for a subsequent 5 year term unless written notice to the contrary is delivered by either party to the other 60 days prior to the expiration the term, or any renewal thereof.

62.
In addition, all parties agree that all clauses contained in this Agreement shall automatically terminate upon the expiry of this Agreement, save and except for those clauses listed under the heading “Survival”.

Coming into Force

63.	This Agreement shall come into force from the date on which it is signed.

Page - 9

RELATIONSHIP

64.	It is the intention of the Parties to create a strategic partnership in order to enhance their respective businesses.

65.
Neither party shall have any authority, right, or power whatsoever to enter into a contract or commitment on behalf of the other or to obligate or bind the other in any way whatsoever, nor shall either party hold itself out as having any power, right, or authority to do so.

66.
The Distributor has not received any tacit or explicit authority to create binding obligations on behalf of the Manufacturer in any manner whatsoever. For greater clarity, the authority of the Distributor is strictly limited to that of an independent contractor, and the Distributor shall not be deemed to be an employee or agent of the Manufacturer.

67.
Each party shall have the exclusive right to select, engage, fix the compensation of, discharge and otherwise to supervise and control the persons hired by it and shall, with respect to all such persons, perform all obligations and discharge all liabilities imposed upon employers under labour, wage hours, workmen’s compensation, unemployment compensation or insurance, social security and other federal, provincial and municipal laws and regulations.

INTELLECTUAL PROPERY

68.
The Parties agree and acknowledge that neither party shall acquire any right to any patent, trademark or other intellectual property owned, created or developed by the other party prior to the coming into force of this Agreement, during the term of this Agreement, or any renewal thereof, or after the termination of this Agreement.

CONFIDENTIALITY

Confidential Information

69.
The Manufacturer and the Distributor shall fully protect all Confidential Information and shall not release to any other third party any confidential business matters. The Manufacturer and the Distributor shall not use any Confidential Information disclosed or obtained from each other through this Agreement for any purpose other than for the purposes of this Agreement. The Manufacturer and the Distributor shall take all possible measures to ensure that their respective employees, servants, agents, affiliates, or related companies of whatsoever nature shall not at any time directly or indirectly furnish to any person any information about the other party’s Confidential Information during the term of this Agreement, any renewal of this Agreement, or when this Agreement terminates.

70.
The term “Confidential Information” in relation to information disclosed by the Manufacturer to the Distributor shall mean information relating to Manufacturer’s business, including and not limited to all oral and written information concerning the business of the Manufacturer, and without limiting the generality of the following the bottling processes, water purification techniques, production and quality assurance procedures, production records and logs, services, products, names of customers and customer lists, pricing data, production costs, and product costs of the Manufacturer.

71.
The term “Confidential Information” in relation to the information disclosed by the Distributor to the Manufacturer shall mean information relating to the Distributor’s business, including and not limited to all oral and written information concerning the business of the Distributor, and without limiting the generality of the following the names of customers, and customer lists, information on the Distributor’s distribution network, pricing data, production costs, and product(s) costs of the Distributor.

Page - 10

Return of Confidential Information

72.	Upon termination of this Agreement, all parties to this Agreement shall return all Confidential Information to the originating party from which such Confidential Information was originally received.

ASSIGNMENT

73.	This Agreement may not be assigned by any party without the prior written consent of the other party, which consent may be arbitrarily withheld.

NON-WAIVER

74.
No failure or delay by either party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of  any right, power or privilege under this Agreement.

SURVIVAL

75.	Provisions of the following paragraphs of this Agreement shall survive the termination of this Agreement:

a.	Paragraph 69 – “Confidentiality”;
b.	Paragraph 77 – “Dispute Resolution”;
c.	Paragraph 79 – “Governing Law”;
d.	Paragraph 68 – “Intellectual Property”;
e.	Paragraph 73 – “Assignment”

FORCE MAJEURE

76.
No Party to this Agreement shall be liable for any failure to perform its obligations under this Agreement if such performance is rendered impossible as a result of acts of God, acts of one or both of the parties, acts of war (whether declared or undeclared), acts of civil or military authority, fires, strikes, partial or complete work stoppages, lockouts, riots, compliance to any regulations or orders of any governmental authorities or any other cause of whatsoever kind which is beyond the control of the party prevented from performing, and whether such cases is like or unlike the specific causes listed in this paragraph.

DISPUTE RESOLUTION

77.
Disputes arising under this Agreement shall be resolved through friendly discussions and negotiations among the Parties. In the event that any dispute is not resolved within 30 working days following the date on which the disputed matter is first raised by written notice from one party to this Agreement to the other, any party to the Agreement has the right to submit the dispute to arbitration by a single arbitrator appointed by the British Columbia International Commercial Arbitration Center (“BCICAC”) under the Rules established  by the BCICAC. The decision of the single arbitrator shall be final and binding upon all parties.

78.
During the period in which any disputed term of this Agreement is being arbitrated, the Agreement shall remain in full force and effect and the parties shall continue to observe and implement all other terms of the Agreement.

Page - 11

GOVERNING LAW

79.
This Agreement shall be governed by and construed in accordance with the law of British Columbia, and the law of Canada applicable herein and all disputes and claims, whether for damages, specific performance, injunction, declaration or otherwise, both at law and equity, arising out of, or in any way connected with, this Agreement shall be referred to the courts of British Columbia and each of the parties hereby attorns to the exclusive jurisdiction of the courts of British Columbia.

SEVERABILITY

80.
If a court or other tribunal of competent jurisdiction determines that any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

NOTICES

81.	Any notices required any this Agreement shall be sufficient if given in writing and delivered in person or by facsimile transmissions as follows:

If to the Manufacturer: Delivery address: 8430 Berray Road, Fanny Bay, BC V0R 1W0

Mailing address: S-21, C-9, Fanny Bay, BC V0R 1W0
Fax: (250) 335-9120
Attention: Alan Lai

With a copy to: Ansley & Co.
Barristers & Solicitors
Unit 306 – 576 England Avenue, Courtenay, BC V9N 3P6
Fax: (250) 338-0902

If to the Distributor: 507, Places d’Armes, Bureau 1529
Montreal (Quebec) B2Y 2Y8
Fax: (514) 845-5546
Attention: Anna Szostak
With a copy to:
Guy Baillareon, Esq.
Barristors & Solicitors
85 Notre-Dame West Suite 1550
Montreal (Quebec) B2Y 1S5
Fax: (514) 395-9177

Any such notice shall be deemed to have been duly given upon delivery if delivered in person, and on the day following transmission if given by facsimile.

Page - 12

EXPENSES

82.
Each party to this Agreement is liable for the expenses it incurs or agrees to incur under this Agreement. No party to this Agreement may commit any other party to pay any expenses except with the express written agreement of that other party.

HEADINGS

83.	The headings appearing in this Agreement are inserted for convenience of reference only and will not affect the interpretation of this Agreement.

NO CONTRA PREFERENTUM

84.	The language in all parts of this Agreement shall in all cases be construed as a whole and neither strictly for nor strictly against any of the parties to this Agreement.

GENDER

85.	In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing gender include all genders.

ENTIRE AGREEMENT

86.
This Agreement constitutes the entire and only agreement and understanding between the parties and supersedes all prior agreement or understandings whether written or oral. There are no representations, promises or warranties made by any of the parties to this Agreement, expect for those which have been specifically set out in this Agreement. No term of this Agreement shall be modified, replaced, changed, or altered in any manner whatsoever expect by the express written agreement of the parties.

AMENDMENT

87.
This Agreement may be modified or changed in whole or in part by mutual agreement between the Parties. Any changes or any modification, if any, shall become effective on the day it is recorded in writing and signed by the Parties and attached to a copy of this Agreement as a schedule. No amendment of this Agreement will be binding unless made in writing by all the parties to this Agreement.

Page - 13

COUNTERPARTS

88.
This Agreement may be signed in as many counterparts as may be necessary each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument, and notwithstanding the date of execution, shall be deemed to be effective as of the date indicated below. Each executed copy may be returned to either party by facsimile, and each facsimile copy shall be deemed to be an original.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the 22 day of August, 2008.

By its authorized representative:

Page - 14

Page - 15

SCHEDULE B

1.	Pricing for 240 ml and packaging specification
a.	240 ml – CAD $6.5 (F.O.B Vancouver Port)
i.	21 g perform (28 mm PCO design)
ii.	Blue Cap (28 mm PCO design)
iii.	Printed label
iv.	Cardboard boxes

b.	48 bottles per case, 80 cases per pallets and 1680 cases per 40 feet containers (20 pallets)

2.	Pricing for 500 ml and packing specification
a.	500 ml – CAD $4.6 (F.O.B. Vancouver Port)
i.	21 g perform (28 mm PCO design)
ii.	Blue Cap (28 mm PCO design)
iii.	Label
iv.	Cardboard Boxes

b.	24 bottle per case. 84 cases per pallets and 1765 cases per 40 feet containers (21 pallets)

3.	Pricing for 1.5 L and packaging specification

a.	1.5 L – CAD $4.6 (F.O.B. Vancouver Port)
i.	46 g perform (28 mm PCO design)
ii.	Blue Cap (28 mm PCO design)
iii.	Printed Label
iv.	Cardboard Boxes

b.	12 bottle per case 55 cases per pallets and 1155 cases per 40 feet container (21 pallets)

The volume discount per month is as follows:

120,000 cases for CAD $0.10 discount
200,000 cases for CAD $0.30 discount

Page - 16

Page - 17